UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2021 (October 22, 2021)

Trinity Place Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue, New York, New York 10173

(Address of Principal Executive Offices) (Zip Code)

(212) 235-2190

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value Per Share	TPHS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Refinancing Transaction

On October 22, 2021, a wholly-owned subsidiary (the “Mortgage Borrower”) of Trinity Place Holdings Inc. (the “Company”) and owner of the real property known as 77 Greenwich Street (the “Trinity Place Property”), entered into a loan agreement with Macquarie PF Inc. (a part of Macquarie Capital, the advisory, capital markets and principal investment arm of Macquarie Group), as lender and administrative agent (the “Mortgage Lender”), pursuant to which Mortgage Lender agreed to extend credit to Mortgage Borrower in the amount of up to $166,700,000 (the “Mortgage Loan”), subject to the satisfaction of certain conditions (the “Mortgage Loan Agreement”). The Company’s existing construction loan was repaid in full at closing and the balance of the proceeds will be used to, among other things, complete construction of the Trinity Place Property and fund carry costs while the residential condominiums are being sold.

The Mortgage Loan has a two-year term with an option to extend for an additional year under certain circumstances and is secured by Mortgage Borrower’s fee interest in the Trinity Place Property. The Mortgage Loan will bear interest at a rate per annum equal to the greater of (i) 7.00% in excess of LIBOR and (ii) 7.25%; provided that, if, on April 22, 2023, the outstanding principal balance of the Mortgage Loan, together with any accrued and unpaid PIK Interest and unpaid Additional Unused Fee (as those terms are defined below) is equal to or greater than $91,000,000, the rate per annum will be equal to the greater of (i) 9.00% in excess of LIBOR and (ii) 9.25%. If cash flow from the Trinity Place Property (including proceeds from the sales of residential units) is insufficient to pay interest payments when due, any accrued but unpaid interest will remain unpaid and interest will continue to accrue on such unpaid amounts (“PIK Interest”) until the cumulative PIK Interest and Additional Unused Fee accrues to $4,500,000 (the “Threshold Amount”), after which all such amounts in excess of the Threshold Amount shall be paid in cash on a monthly basis until such amounts are less than the Threshold Amount. As advances of the Mortgage Loan are made to Mortgage Borrower and the outstanding principle balance of the Mortgage Loan increases, net proceeds from the sales of condominium units will be paid to Mortgage Lender to reduce the outstanding balance of the Mortgage Loan. A 1% per annum fee (the “Additional Unused Fee”) on a $3,000,000 portion (the “Additional Amount”) of the Mortgage Loan, is payable on a monthly basis on the undrawn portion of such Additional Amount. To the extent the Mortgage Loan is not fully funded by October 22, 2022 (April 22, 2023 in the case of amounts with respect to construction work related to the new handicapped accessible subway entrance on Trinity Place), Mortgage Lender may in its discretion force fund the remaining balance other than the Additional Amount into a reserve account held by Mortgage Lender and disbursed in accordance with the terms of the Mortgage Loan Agreement. The Mortgage Loan is prepayable without penalty, subject to Mortgage Lender receiving a minimum total return of $15,260,000, or if an advance has been made of the Additional Amount, the sum of $15,260,000, plus 10% of the Additional Amount that has been disbursed, in each case, inclusive of interest and fees, and must be prepaid in part in certain circumstances such as in the event of the sale of residential and retail condominium units. Mortgage Borrower is required to achieve completion of the construction work and the improvements for the Project on or before July 1, 2022, subject to certain exceptions. The Mortgage Loan Agreement also includes additional customary affirmative and negative covenants for loans of this type, with the first sales pace covenant in April 2023.

In connection with the Mortgage Loan Agreement, the Company entered into guarantees with the Mortgage Lender pursuant to which it guaranteed the completion and payment of costs and expenses related to the construction (the “Guaranty of Payment and Completion”); the payment of accrued and unpaid interest and other fees, costs, expenses and payments due and payable with respect to the Mortgage Loan or the Trinity Place Property (the “Interest and Carry Guaranty”); and the payment when due of all amounts due to Mortgage Lender, as a result of “bad-boy” provisions (the “Recourse Guaranty” and together with the Guaranty of Payment and Completion and the Interest and Carry Guaranty, collectively, the “Mortgage Guarantees”). Mortgage Borrower and the Company also entered into an environmental compliance and indemnification undertaking for the benefit of Mortgage Lender (the “Mortgage Environmental Indemnity”). Additionally, Borrower is required to provide a letter of credit (the “Letter of Credit”) in an amount not less than $4,000,000.  The Letter of Credit will be reduced to $3,000,000 following, among other things, (x) final completion of the Project, subject to certain exceptions, and (y) paydown of the Mortgage Loan to a basis of $625 per square feet of the unsold residential units.

The foregoing descriptions of each of the Mortgage Loan Agreement, Guaranty of Payment and Completion and Interest and Carry Guaranty are qualified in their entirety by reference to those agreements, copies of which are attached as Exhibit 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In addition, on October 22, 2021, the Mezzanine Loan Agreement, dated as of December 22, 2020, between the subsidiary of the Company that is the indirect parent of the Mortgage Borrower (the “Mezzanine Borrower”) and the lender and administrative agent thereunder (“Mezzanine Lender”), was amended and restated (the “A&R Mezz Loan Agreement”), to, among other things, increase the amount of the loan thereunder by approximately $22.77 million, of which $0.77 million reflects interest previously accrued under the original mezzanine loan, and conform certain of the covenants to those included in the Mortgage Loan Agreement, as applicable. On a blended basis, assuming the Mortgage Loan is fully drawn, the combined interest rate of the Mortgage Loan and the Mezzanine Loan is approximately 115bps lower than the blended rate under the refinanced construction loan on an assumed fully drawn basis. Additionally, the existing completion guaranty, carry guaranty, recourse guaranty and environmental indemnification executed in connection with the original Mezzanine Loan Agreement were amended to conform to the Mortgage Guarantees and Mortgage Environmental Indemnity made in connection with the Mortgage Loan (and the existing equity funding guaranty was terminated).

In connection with the foregoing, the Company entered into an amendment, dated as of October 22, 2021 (the “Corporate Facility Amendment”) to its Credit Agreement, dated as of December 19, 2019 (the “Corporate Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company as guarantors, the initial lender thereunder, an affiliate of the Mezzanine Lender (the “Corporate Facility Lender”), and the administrative agent thereunder, pursuant to which, among other things, the parties agreed that no additional funds will be drawn under the Corporate Credit Agreement and the minimum liquidity requirement was made consistent with the Mortgage Loan Agreement until May 1, 2023.

The foregoing description of the A&R Mezz Loan Agreement and Corporate Facility Amendment are qualified in their entirety by reference to those agreements, copies of which are attached as Exhibit 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Private Placement Transaction and Rights Offering

On October 22, 2021, the Company entered into a Private Placement Agreement (the “Private Placement Agreement”) with certain existing shareholders (“Investors”), pursuant to which the Company issued to the Investors an aggregate of 2,539,473 shares of common stock at a price of $1.90 per share (the “Private Placement Shares”), for aggregate gross proceeds to the Company of $4,825,000, which closed on the same day. The Private Placement Agreement contains customary representations, warranties, covenants, conditions and indemnities for agreements of this type. The Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, the form of which is attached as an exhibit to the Private Placement Agreement attached as an exhibit to this Current Report on Form 8-K, pursuant to which it agreed to file a shelf registration statement registering offers and sales of the Private Placement Shares. The chairman of the board of directors of the Company, Alexander Matina, is a representative of MFP Partners, L.P, one of the Investors in the private placement. Mr Matina recused himself from the deliberations by the Board of Directors regarding the approval of the Private Placement Agreement. The foregoing description of the Private Placement Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the Private Placement Agreement, a copy of which is attached as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

The Company’s Board of Directors also approved a rights offering of shares of common stock to existing shareholders of the Company on the record date, at the same price per share as the Private Placement Shares were sold, to be commenced as promptly as practicable.

On October 25, 2021, the Company issued a press release announcing the refinancing transaction and private placement and the rights offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02   Unregistered Sales of Equity Securities.

The sale of the Private Placement Shares in accordance with the Private Placement Agreement was made in reliance on the exemption from registration of Section 4(a)(2) of the Securities Act of 1933, as amended. A description of the Private Placement Agreement is set forth above in Item 1.01 and incorporated by reference herein.

Item 8.01 Other Events.

The Company announced in the October 25th press release that its Board of Directors approved a rights offering to be made to its holders of common stock, as of a record date of November 3, 2021 (the “Record Date”), which would entitle the holders as of the Record Date to purchase 2,650,000 shares of common stock, at a price of $1.90 per share. The Company’s Chief Executive Officer has indicated his intention to subscribe in the rights offering for at least 52,631 shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1*	Master Loan Agreement, dated as of October 22, 2021 by and between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender and administrative agent.

10.2	Guaranty of Payment and Completion, dated as of October 22, 2021, by TPHGreenwich Owner LLC, as borrower, and Trinity Place Holdings Inc., to and for the benefit of Macquarie PF Inc., as lender and administrative agent.

10.3	Interest and Carry Guaranty, made as of October 22, 2021 by Trinity Place Holdings Inc to Macquarie PF Inc.

10.4*	Amended and Restated Mezzanine Loan Agreement, dated as of October 22, 2021 by and among TPHGreenwich Subordinate Mezz LLC, as borrower, TPHGreenwich Mezz LLC, as additional pledger, TPHS Lender II LLC, as lender and TPHS Lender II LLC, as administrative agent.

10.5	Amendment No. 3 to Credit Agreement, dated as of October 22, 2021, among Trinity Place Holdings Inc., as borrower, each subsidiary of Borrower listed on the signature pages thereto, as a guarantor, the lenders party thereto, and Trimont Real Estate Advisors, LLC, as administrative agent.

10.6	Private Placement Agreement, by and among the Company and the investors identified on Schedule A therein, dated as of October 22, 2021 (including the form of Registration Rights Agreement).

99.1	Press release, issued October 25, 2021

104	Cover page interactive data file (embedded within the iXBRL document)

*	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY PLACE HOLDINGS INC.

Date: October 25, 2021	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer